EXHIBIT 23.1
Consent of Independent Registered Certified Public Accounting Firm
We have issued our reports dated February 28, 2018, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of SEACOR Holdings Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Seacor Holdings Inc. on Forms S-3 (File No. 333-05483, File No. 333-11705, File No. 333-20921, File No. 333-37492, File No. 333-56842) and on Forms S-8 (File No. 333-105340, File No. 333-105346, File No. 333-143066, File No. 333-179655, File No. 333-179656, File No. 333-182082, File No. 333-196304).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida
February 28, 2018